Media Release

Contacts:
Andy Ernsting - Barkley Evergreen & Partners
aernsting@beap.com
(816) 512-9153
Eric Gribetz, Pegasus Capital Advisors
egribetz@pegasusinvestors.com
(203) 869-4400

Farmland Announces Bid for Petroleum and Fertilizer Assets
Agreements signed with Pegasus Capital Advisors

KANSAS CITY, Mo. (Sept. 29, 2003) --- Farmland Industries and Coffeyville Resources, an affiliate of Pegasus Partners II, of Cos Cob, Conn., have signed an agreement for Coffeyville Resources to purchase the Coffeyville, Kan., based petroleum refining assets and nitrogen fertilizer assets from Farmland.

The agreement provides for the purchase of the Coffeyville Petroleum Refinery, the Phillipsburg Terminal, the Farmland Crude Oil Gathering System located in Kansas, Oklahoma and Nebraska; the ammonia and UAN fertilizer plant also located in Coffeyville; plus the feed and product inventories required to operate the facilities.

The total value of the proposed sale of assets is approximately $281 million, including cash and the assumption of liabilities. The agreement is subject to court approval establishing Coffeyville Resources as the "stalking horse" bidder, and then subject to an auction process. The agreements include adjustments for working capital, earn-outs and assumed liabilities.

"Farmland is pleased to have secured a qualified bidder for the Coffeyville facilities," said Stan Riemann, Farmland executive vice president and president, Crop Production. "We anticipate a smooth sales process and resolution to this stage of our reorganization."

Farmland's next step in the sale process will be to file the agreements with the Bankruptcy Court. Farmland will ask U.S. District Court Judge Jerry Venters to approve bid and auction procedures for the assets, set a time to qualify other potential bidders and set a date for the auction. In preparation for that auction, Farmland will begin providing information to other potential participants. Farmland anticipates completing the sale later this winter.

"We look forward to the potential of these assets and to working closely with the management teams and employees at these facilities," said Philip L. Rinaldi, CEO of Coffeyville Resources.  "After closing the transaction, we plan to make many improvements to the commercial fabric of these businesses and to the productive assets, including capital investments for upgrades required to meet the specifications mandated by the Environmental Protection Agency."

Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a diversified agricultural cooperative with interests in food, fertilizer, petroleum, grain and animal feed businesses.

Pegasus Partners II, L.P. is managed by Pegasus Capital Advisors, L.P., a Greenwich, CT-based investment firm that manages approximately $800 million of capital and focuses on special situation investments.

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Farmland Industries, Inc.   World Headquarters   P. O. Box 12200   Kansas City, MO 64195-0111
Phone: 816 713-7000   Fax: 816 713-6979   http://www.farmland.com